UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NORTHSTAR ELECTRONICS, INC.

(Exact name of registrant as speciﬁed in its charter)

DELAWARE	33-0803434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identiﬁcation No.)

2020 General Booth Blvd, Unit 230, Virginia Beach, VA, USA	23454
(Address of principal executive ofﬁce)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  [X]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  [  ]

Securities Act registration statement or Regulation A offering statement ﬁle number to which this form relates: 333-90031

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, $0.0001 par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Authorized capital consists of 200,000,000 common shares with a par value of $0.0001 per share. All shares are equally eligible to receive dividends and the repayment of capital, and represent one vote each at the shareholders’ meetings of Northstar Electronics, Inc.

Share capital represents the amount received on the issue of shares, less issuance costs, net of any underlying income tax beneﬁt recognized from these issuance costs. When shares are issued on the exercise of options and warrants, the share capital account also comprises the costs previously recorded as contributed surplus and warrants. When shares are issued as consideration for the acquisition of assets they are measured at their fair value according to the quoted price on the date of issue.

At December 31, 2017, the Company’s year-end, there were 98,579,815 common shares issued at a par value of $9,858.

Item 2. Exhibits.

List below all exhibits ﬁled as a part of the registration statement:

Form 10K December 31, 2017 *

Form 10Q March 31, 2018 **

*

Filed with the Securities and Exchange Commission on April 16, 2018.

**

Filed with the Securities and Exchange Commission on May 11, 2018.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Northstar Electronics, Inc.

(Registrant)

Date:  May 18, 2018

By: /s/ Wilson Russell

Wilson Russell, CEO

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